EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

December 6, 2006

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

Re:	Registration of Securities of MSC.Software Corporation

Ladies and Gentlemen:

In connection with the registration of up to 7,749,596 shares of Common Stock of MSC.Software Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), and additional junior participating preferred stock purchase rights pursuant to the Rights Agreement, dated October 5, 1998 and amended October 18, 2004, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and related Rights to be issued or delivered pursuant to the MSC.Software Corporation 2006 Performance Incentive Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company that we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

(2)	when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Rights will be validly issued; and

(3)	when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP